Astec Industries, Inc.
News Release
  1725 Shepherd Road | Chattanooga, TN  37421 | Phone (423) 899-5898 | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS THIRD QUARTER 2013 RESULTS

CHATTANOOGA, Tenn. (October 22, 2013) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their third quarter ended September 30, 2013.  Net sales for the third quarter of 2013 were $213.2 million compared to $218.4 million for the third quarter of 2012, a 2% decrease.  Earnings from continuing operations for the third quarter of 2013 were $6.5 million or $0.28 per diluted share compared to $6.6 million or $0.29 per diluted share in the third quarter of 2012, a decrease of 1%.

Domestic sales decreased 1% to $132.4 million for the third quarter of 2013 compared to $134.0 million for the third quarter of 2012.  International sales decreased 4% to $80.8 million for the third quarter of 2013 compared to $84.4 million for the third quarter of 2012.

Net sales for the first nine months of 2013 were $709.1 million compared to $708.6 million for the first nine months of 2012, a slight increase.  Earnings from continuing operations for the first nine months of 2013 were $30.8 million or $1.33 per diluted share compared to $28.5 million or $1.24 per diluted share in the first nine months of 2012, an 8% increase.

Domestic sales increased 3% to $456.6 million for the first nine months of 2013 compared to $443.5 million for the first nine months of 2012.  International sales were $252.5 million for the first nine months of 2013 compared to $265.1 million for the first nine months of 2012, a 5% decrease.

The Company’s domestic backlog increased 20%, from $110.6 million at September 30, 2012 to $132.9 million at September 30, 2013.  The international backlog at September 30, 2013 was $95.6 million compared to $120.1 million at September 30, 2012 for a decrease of 20%.  Total backlog decreased 1% to $228.5 million at September 30, 2013 from $230.7 million at September 30, 2012.  2012 backlog amounts have been revised to reflect divestitures made late in 2012.

Prior period results have been revised to correct errors identified during the third quarter of 2013.  The effects of the errors are not material to such prior periods, and therefore the Company has concluded that its financial statements for such prior periods can still be relied upon.  The net impact of the correction is an increase to net income of $51,000 and $480,000 for the third quarter and nine months ended September 30, 2012, respectively, resulting in no change to earnings per diluted share for the third quarter of 2012 and an increase to earnings per diluted share of $.02 for the nine months ended September 30, 2012.  Balance sheet corrections consisted of increasing retained earnings by $2.6 million and inventory by $3.8 million, each on a cumulative basis at September 30, 2012, along with related changes in deferred and current income tax balance sheet amounts.  The increase in profit occurred primarily in the Asphalt Group’s gross margin while the related tax effects occurred primarily in the Other Group.

Consolidated financial information for the quarter and nine months ended September 30, 2013 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement of quarterly results, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “Sales for the third quarter were down slightly, primarily driven by a lack of equipment sales in the Aggregate and Mining Group.  This resulted in a decrease in overhead absorption which affected our gross margin.  We believe continued rainy weather during the quarter in some parts of the country hampered many of our customers and a continued lack of clarity on the future of highway funding has made many of our customers hesitant to spend on major equipment purchases.  International business has slowed when compared to last year but we have seen a pickup in orders early in the fourth quarter.”

Dr. Brock continued, “We are busy installing our first pellet plant in Georgia.  We hope to open the plant and start producing pellets there before the end of the year.  We are also making progress on the construction of our manufacturing facility in Brazil.  We continue to look for appropriate acquisitions to expand our product offering and market coverage.  Although we are cautious about the near-term economic outlook, we are building a foundation for future growth in sales and profits.”

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on October 22, 2013, at 10:00 A.M. Eastern Time to review its September 30, 2013 results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, November 5, 2013 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 100581.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four primary business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and oil, gas and water drilling equipment (Underground Group).  Additionally, the Other Group contains one subsidiary that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from its backlog, the delay in shipments caused by the weather, the lack of highway funding, and the opening of plants in Georgia and Brazil.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, rising oil and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2012.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
W. Norman Smith
President and COO
Phone:  (423) 867-4210
Fax:  (423) 867-4127
E-mail: nsmith@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	Sept 30	Sept 30
	2013	2012
Assets
Current assets
Cash and cash equivalents	$46,342	$35,564
Investments	16,342	1,743
Receivables, net	97,347	109,320
Inventories	339,826	344,798
Prepaid expenses and other	21,701	23,278
Total current assets	521,558	514,703
Property and equipment, net	186,546	192,602
Other assets	41,959	42,704
Total assets	$750,063	$750,009
Liabilities and equity
Current liabilities
Accounts payable - trade	$48,492	$49,456
Other current liabilities	95,083	103,956
Total current liabilities	143,575	153,412
Non-current liabilities	32,903	33,422
Total equity	573,585	563,175
Total liabilities and equity	$750,063	$750,009

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30		Sept 30
	2013	2012	2013	2012
Net sales	$213,177	$218,391	$709,136	$708,633
Cost of sales	167,390	171,094	549,341	548,993
Gross profit	45,787	47,297	159,795	159,640
Selling, general, administrative & engineering expenses	36,635	38,411	114,797	117,010
Income from operations	9,152	8,886	44,998	42,630
Interest expense	269	152	417	240
Other	1,087	788	1,731	2,181
Income from continuing operations before income taxes	9,970	9,522	46,312	44,571
Income taxes on continuing operations	3,456	2,937	15,536	16,028
Net income from continuing operations	6,514	6,585	30,776	28,543
Income from discontinued operations, (net of tax of $338 for the quarter and $817 for the year)	-	318	-	1,400
Net income attributable to controlling interest	$6,514	$6,903	$30,776	$29,943

Earnings per Common Share
Net income from continuing operations
Basic	$0.29	$0.29	$1.35	$1.26
Diluted	$0.28	$0.29	$1.33	$1.24

Income from discontinued operations, net of tax
Basic	$-	$0.01	$-	$0.06
Diluted	$-	$0.01	$-	$0.06

Net income attributable to controlling interest
Basic	$0.29	$0.30	$1.35	$1.32
Diluted	$0.28	$0.30	$1.33	$1.30

Weighted average common shares outstanding
Basic	22,756	22,691	22,744	22,675
Diluted	23,082	23,053	23,077	23,049

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended September 30, 2013 and 2012
(in thousands)
(unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2013 Revenues	47,058	79,792	35,419	27,266	23,642	213,177
2012 Revenues	46,797	91,860	36,618	20,529	22,587	218,391
Change $	261	(12,068)	(1,199)	6,737	1,055	(5,214)
Change %	0.6%	(13.1%)	(3.3%)	32.8%	4.7%	(2.4%)

2013 Gross Profit	12,257	19,584	7,922	1,979	4,045	45,787
2013 Gross Profit %	26.0%	24.5%	22.4%	7.3%	17.1%	21.5%
2012 Gross Profit	9,645	22,957	7,575	2,701	4,419	47,297
2012 Gross Profit %	20.6%	25.0%	20.7%	13.2%	19.6%	21.7%
Change	2,612	(3,373)	347	(722)	(374)	(1,510)

2013 Profit (Loss)	4,846	6,765	2,059	(813)	(5,652)	7,205
2012 Profit (Loss)	2,324	8,697	1,631	(127)	(5,243)	7,282
Change $	2,522	(1,932)	428	(686)	(409)	(77)
Change %	108.5%	(22.2%)	26.2%	(540.2%)	(7.8%)	(1.1%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended September 30
	2013	2012	Change $
Total profit for all segments	$7,205	$7,282	$(77)
Elimination of intersegment profit	(678)	(649)	(29)
Net income attributable to non-controlling interest	(13)	(48)	35
Net income from continuing operations	6,514	6,585	(71)
Income from discontinued operations, (net of tax of $338)	-	318	(318)
Net income attributable to controlling interest	$6,514	$6,903	$(389)

Astec Industries, Inc.
Segment Revenues and Profits
For the nine months ended September 30, 2013 and 2012
(in thousands)
(unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2013 Revenues	181,761	270,438	128,459	59,066	69,412	709,136
2012 Revenues	174,898	278,024	123,770	61,817	70,124	708,633
Change $	6,863	(7,586)	4,689	(2,751)	(712)	503
Change %	3.9%	(2.7%)	3.8%	(4.5%)	(1.0%)	0.1%

2013 Gross Profit	44,289	68,240	29,652	4,486	13,128	159,795
2013 Gross Profit %	24.4%	25.2%	23.1%	7.6%	18.9%	22.5%
2012 Gross Profit	38,502	72,512	28,331	7,838	12,457	159,640
2012 Gross Profit %	22.0%	26.1%	22.9%	12.7%	17.8%	22.5%
Change	5,787	(4,272)	1,321	(3,352)	671	155

2013 Profit (Loss)	20,048	26,963	10,888	(3,963)	(21,578)	32,358
2012 Profit (Loss)	14,308	29,836	9,634	(1,173)	(22,929)	29,676
Change $	5,740	(2,873)	1,254	(2,790)	1,351	2,682
Change %	40.1%	(9.6%)	13.0%	(237.9%)	5.9%	9.0%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Nine months ended September 30
	2013	2012	Change $
Total profit for all segments	$32,358	$29,676	$2,682
Elimination of intersegment profit	(1,428)	(1,009)	(419)
Net income attributable to non-controlling interest	(154)	(124)	(30)
Net income from continuing operations	30,776	28,543	2,233
Income from discontinued operations, (net of tax of $817)	-	1,400	(1,400)
Net income attributable to controlling interest	$30,776	$29,943	$833

Astec Industries, Inc.
Backlog by Segment
September 30, 2013 and 2012
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2013 Backlog	120,459	69,583	3,439	17,192	17,864	228,537
2012 Backlog	102,944	82,648	2,828	20,793	21,505	230,718
Change $	17,515	(13,065)	611	(3,601)	(3,641)	(2,181)
Change %	17.0%	(15.8%)	21.6%	(17.3%)	(16.9%)	(0.9%)